Exhibit 99.1

Aon Reports First Quarter 2004 Results

CHICAGO, IL – May 3, 2004 - Aon Corporation (NYSE: AOC) today reported first quarter 2004 results.

First Quarter Review

Net income per share was $0.53 compared to $0.48 in 2003.  Net income from continuing operations rose to $192 million or $0.60 per share from $160 million or $0.51 per share a year ago.  Certain businesses were reclassified into discontinued operations during the first quarter as part of Aon’s strategy to divest non-core operations.

First quarter 2003 results included a $37 million pretax ($0.07 per share) World Trade Center (WTC) unusual charge.  An accelerated process for determining and approving certain discretionary incentive compensation also influenced year-to-year comparisons.

Due to this accelerated process, approximately $43 million ($0.09 per share) of discretionary incentive compensation was accrued in first quarter 2004 that would have been expensed in second quarter 2004 under the year ago process.  This accelerated process will have no effect on six months and full year comparisons at either the consolidated or segment level.

Consolidated revenues grew 9% to $2.6 billion compared with a year ago.  The positive influence of foreign exchange rates and demand for Aon’s services and products drove the increase.

Patrick G. Ryan, chairman and CEO of Aon Corporation, said, “We are making good progress toward our margin goals in the brokerage segment.  Excluding the accelerated approval process for certain discretionary incentive compensation, we achieved a solid improvement in the brokerage segment margin, partly through the divestiture of less profitable claims businesses as planned. We are committed to achieving margin improvement in our brokerage business by leveraging our global resources to drive sales, improving expense management and refining our compensation plans to track more closely with bottom line profitability.”

Mr. Ryan added, “We had significant margin improvement in our consulting segment driven by disciplined expense management.  Insurance underwriting results were negatively influenced by increased costs but margins are targeted to improve in future quarters.”

Discontinued Operations

First quarter after tax losses from discontinued operations were $22 million ($0.07 per share) in 2004 and $8 million ($0.03 per share) in 2003.  During first quarter 2004, four non-core claims businesses in the U.K. were placed into discontinued operations from the risk and insurance brokerage services segment.  Three of the four were sold in the first quarter.  The net loss from the discontinued U.K. claims businesses was $22 million after tax ($0.07 per share) in 2004: $5 million from operations ($0.02 per share) and $17 million from the sale ($0.05 per share).  For first quarter 2003, the net loss from these U.K. claims services businesses was $3 million after tax ($0.01 per share).

A non-core consulting subsidiary was also sold during the quarter and placed into discontinued operations.  This business had a negligible effect on first quarter 2004 results and a $1 million after tax loss in 2003.

The auto finance services business, previously placed into discontinued operations, had a nominal loss in 2004 and a $4 million after tax loss ($0.01 per share) in 2003.

First Quarter Segment Review

This press release contains references to organic revenue growth that management believes is an important measure to evaluate new business production from existing operations. Please see additional information below regarding organic revenue growth.

Prior period segment results for risk and insurance brokerage services, consulting and corporate and other were reclassified in conjunction with certain non-core businesses being placed into discontinued operations.

Risk and Insurance Brokerage Services first quarter revenue grew 8% to $1.5 billion.  Organic revenue growth for the total segment was 3%, led by International and Americas risk management and insurance brokerage.

Pretax income increased 4% to $243 million in the quarter, and the pretax margin was 16.5% versus 17.2% a year ago.

First quarter 2004 pretax income and margin comparisons versus the prior year period were negatively affected by the accelerated approval process for certain discretionary incentive compensation ($33 million), which equaled 2.2 percentage points of pretax margin in the segment.  Investment income was $5 million lower than last year, due in part to lower short-term interest rates.

In accordance with FAS 144, a separate U.K. claims services operation that was also sold during first quarter 2004 will continue to be reflected in the risk and insurance brokerage services segment, since Aon will have an ongoing profit-sharing interest.  The pretax gain on the sale of this business was approximately $4 million.

Consulting revenue rose 8% to $301 million.  While challenging economic conditions limited organic revenue growth to 1%, pretax income increased 24% to $26 million and the pretax margin grew to 8.6% versus 7.5% in 2003.  The pretax margin improvement was driven by better human resource outsourcing results.

Insurance Underwriting revenue increased 10% to $781 million.  Total underwriting segment organic revenue growth was 3%, driven by written premiums within the warranty, credit and property/casualty (P&C) group.  Accident and health (A&H) insurance premiums were lower on an organic basis due to the discontinuance of certain Latin American and non-core businesses as planned.

Pretax income was $53 million compared with $63 million in 2003.  Pretax margins were 6.8% in 2004 compared with 8.9% in 2003.   A&H had solid results but the comparisons were negatively affected by the accelerated approval process for certain discretionary compensation ($5 million) and underperformance in certain warranty, credit and P&C lines, some of which are in run-off.

Corporate and Other segment revenue increased to $36 million from $31 million last year.  Both periods benefited from investments in Endurance Specialty Holdings Limited (NYSE:ENH).  Aon sold 1.4 million shares of Endurance common stock in first quarter 2004 and held 9.9 million shares and 4.1 million warrants at March 31, 2004.  First quarter 2003 results were negatively influenced by impairment write-downs of $28 million.

The pretax loss in the quarter was $22 million compared with a loss of $50 million a year ago.  First quarter 2003 results included a $37 million pretax WTC unusual charge and first quarter 2004 included $3 million of expense from the accelerated approval process for incentive compensation.  Debt reduction and declining interest rates lowered interest expense but were more than offset by a $14 million increase from the reclassification of the trust preferred securities (see below).

Financial Strength Highlights

During the first quarter, $136 million of debt was paid down.  Total debt and preferred stock decreased $341 million to approximately $2.1 billion at March 31, 2004 from March 31, 2003.  Total debt and preferred stock as a percentage of total capital improved to 31% from 37% over the same period.  Stockholders’ equity increased to approximately $4.7 billion.

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (FIN 46).  As a result of the adoption of the required portion of FIN 46, the trust preferred capital securities decreased by $702 million, offset by an increase in notes payable of $726 million and other receivables of $24 million as of December 31, 2003.  There was no effect on net income or consolidated equity and prior periods were not restated.

In first quarter 2004, the dividends on the trust preferred were reclassified to pretax interest expense from after-tax minority interest, netting to no effect on net income.  Prior periods were not restated.

Approximately 90% of Aon’s investment portfolio at quarter end was in short-term and fixed maturities.  More than 96% of the fixed income securities were investment grade.

Other Items

As previously reported, the second quarter 2004 dilutive net income per share calculation will include approximately 14 million additional shares for the potential conversion of the 3½% Senior Convertible Debentures (approximately 10 million additional shares annualized).  Interest expense (after tax) related to this convertible debt will be added back to net income for the calculation.  The computation of dilutive net income per share for first quarter 2004 was not affected.

After netting the effect of currency hedges, the positive impact of foreign currency translations was approximately $0.08 per share in the quarter.  The comparable benefit to first quarter 2003 results was approximately $0.03 per share.

The consolidated effective tax rate on continuing operations decreased to 36% in 2004 from 37% in 2003.

Future Outlook

Mr. Ryan commented, “Based on our current outlook and goal for the year, we are comfortable that Aon can achieve or exceed earnings per share of $2.20 in 2004 from continuing operations including the dilutive impact of convertible debt in the earnings per share calculation.  Future gains/losses from our Endurance warrants and future gains/losses from divestitures are not included in this outlook.”

Mr. Ryan added, “Our goals for the risk and insurance brokerage services segment are a pretax margin in the high teens for full year 2004 and at least 20% for full year 2005.”

The Company will host an audio webcast on Tuesday, May 4 at 10:00 a.m. central time that can be accessed at www.aon.com.

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting. The company employs approximately 53,000 professionals in its 600 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors.  Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of regulatory issues, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure, and the timing and resolution of related insurance and reinsurance issues relating to the events of September 11, 2001.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth that management believes is an important measure to evaluate new business production from existing operations.  We also believe that this supplemental information is helpful to investors.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, unusual items, and for the underwriting segment only, an adjustment between written and earned premium.  A reconciliation is provided in the attached schedules.  The supplemental organic revenue growth information does not affect net income or any other GAAP reported amounts.  It should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their revenue performance, although they do not make identical adjustments.

###

Investor Contact:	Sean P. O’Neill
Corporate Vice President, Financial Relations
312-381-3983

Media Contact:	Al Orendorff
Director, Public Relations
312-381-3153

Aon Corporation

Consolidated Summary of Operations

	First Quarter Ended
(millions except per share data)	Mar. 31, 2004	Mar. 31, 2003	Percent Change

Revenue
Brokerage commissions and fees	$1,800	$1,658	9%
Premiums and other	692	632	9
Investment income	81	79	3
Total revenue	2,573	2,369	9

Expenses
General expenses	1,842	1,678	10
Benefits to policyholders	383	345	11
Interest expense (1)	34	28	21
Amortization of intangible assets	14	13	8
Unusual charges - World Trade Center	—	37	(100)
Total expenses	2,273	2,101	8

Income from continuing operations before income tax and minority interest	300	268	12
Provision for income tax (36% in 2004 and 37% in 2003)	108	99	9
Income from continuing operations before minority interest	192	169	14
Minority interest - 8.205% trust preferred capital securities (1)	—	(9)	N/A
Income from continuing operations	192	160	20

Loss from discontinued operations, net of tax	(22)	(8)	N/A

Net income	$170	$152	12%
Preferred stock dividends	(1)	(1)	—
Net income available for common stockholders	$169	$151	12%

Basic net income per share:
Income from continuing operations	$0.60	$0.51	18%
Discontinued operations	(0.07)	(0.03)	N/A
Net income	$0.53	$0.48	10%

Dilutive net income per share:
Income from continuing operations	$0.60	$0.51	18%
Discontinued operations	(0.07)	(0.03)	N/A
Net income	$0.53	$0.48	10%

Dilutive average common and common equivalent shares outstanding (2)	321.3	315.2	2%

(1)          Upon the adoption of FIN 46 on December 31, 2003, Aon was required to deconsolidate its trust preferred capital securities, which was offset by an increase in notes payable.  Beginning in 2004, no after-tax interest on the capital securities will be reported.  However, pretax interest expense on the notes payable ($14 million for first quarter 2004) is reported as part of interest expense.

(2)          The second quarter 2004 dilutive net income per share calculation will include approximately 14 million additional shares for the potential conversion of the 3.5% Senior Convertible Debentures.  The computation of dilutive net income per share for first quarter 2004 was not affected.

Aon Corporation

Segments - First Quarter Continuing Operations

	First Quarter Ended
(millions)	Mar. 31, 2004	Mar. 31, 2003	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (1)	Organic Revenue Growth (2)
Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage - Americas	$532	$507	5%	1%	—%	—%	4%
Risk management and insurance brokerage - International	633	524	21	13	—	2	6
Reinsurance brokerage and related services	247	242	2	7	—	(4)	(1)
Claims services	61	88	(31)	1	(24)	2	(10)
Total risk and insurance brokerage services	1,473	1,361	8	7	(1)	(1)	3
Consulting
Benefits, compensation, management and communications consulting	225	209	8	7	1	—	—
Human resource outsourcing	76	71	7	4	—	(1)	4
Total consulting	301	280	8	6	1	—	1
Insurance underwriting
Accident & health and life	425	399	7	6	—	5	(4)
Warranty, credit and property & casualty	356	310	15	5	—	(1)	11
Total insurance underwriting	781	709	10	5	—	2	3

Corporate and other	36	31	16	N/A	N/A	N/A	N/A

Intersegment revenues	(18)	(12)	N/A	N/A	N/A	N/A	N/A
Total	$2,573	$2,369	9%	6%	(1)%	1%	3%

Investment income (included in Revenue above)
Risk and insurance brokerage services	$14	$19	(26)%
Consulting	—	1	(100)
Insurance underwriting, excluding deposit-type contracts	31	26	19
Insurance underwriting - deposit-type contracts	—	2	(100)
Corporate and other	36	31	16
Total	$81	$79	3%

Income (loss) from continuing operations before income tax and minority interest
Risk and insurance brokerage services	$243	$234	4%
Consulting	26	21	24
Insurance underwriting	53	63	(16)
Corporate and other	(22)	(50)	N/A
Total	$300	$268	12%

Income from continuing operations before income tax - margins
Risk and insurance brokerage services	16.5%	17.2%
Consulting	8.6%	7.5%
Insurance underwriting	6.8%	8.9%
Total	11.7%	11.3%

(1)         Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(2)         Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (1).  Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation

Corporate and Other - Continuing Operations

	First Quarter Ended
(millions)	Mar. 31, 2004	Mar. 31, 2003	Percent Change
Revenue
Income from marketable equity securities and other investments (1)	$22	$53	(58%	)
Limited partnership investments	4	—	N/A
Net gain (loss) on disposals and related expenses (2)	10	(22)	N/A
Total other investments	36	31	16

Expenses
General expenses	24	16	50
Interest expense (3)	34	28	21
Unusual charges - World Trade Center	—	37	(100)
Total expenses	58	81	(28)

Loss before income tax	$(22)	$(50)	N/A	%

	First Quarter Ended
(millions)	Mar. 31, 2004	Mar. 31, 2003	Percent Change
(1) Includes:
Income from Endurance warrants	$4	$45	(91%	)
Equity earnings - Endurance	16	7	129
Total	$20	$52	(62%	)

(2) Includes:
Gain on sale of Endurance stock	$11	$—	N/A	%
Impairment writedowns	(1)	(28)	N/A

(3)  Upon the adoption of FIN 46 on December 31, 2003, Aon was required to deconsolidate its trust preferred capital securities, which was offset by an increase in notes payable. Interest expense for the first quarter ended March 31, 2004 includes $14 million on these notes payable.

Aon Corporation

Consolidated Summary of Operations - Reclassified for Discontinued Operations

	2003
(millions except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
Revenue
Brokerage commissions and fees	$1,658	$1,695	$1,646	$1,831	$6,830
Premiums and other	632	635	673	669	2,609
Investment income	79	89	57	88	313
Total revenue	2,369	2,419	2,376	2,588	9,752

Expenses
General expenses	1,678	1,783	1,725	1,857	7,043
Benefits to policyholders	345	325	367	390	1,427
Interest expense	28	27	24	22	101
Amortization of intangible assets	13	15	18	17	63
Unusual charges (credits) - World Trade Center	37	9	—	(60)	(14)
Total expenses	2,101	2,159	2,134	2,226	8,620

Income from continuing operations before income tax and minority interest	268	260	242	362	1,132
Provision for income tax (37%)	99	96	90	134	419
Income from continuing operations before minority interest	169	164	152	228	713
Minority interest - 8.205% trust preferred capital securities	(9)	(9)	(9)	(9)	(36)
Income from continuing operations	160	155	143	219	677

Loss from discontinued operations, net of tax	(8)	(9)	(28)	(4)	(49)

Net income	$152	$146	$115	$215	$628
Preferred stock dividends	(1)	—	(1)	(1)	(3)
Net income available for common stockholders	$151	$146	$114	$214	$625

Basic net income per share:
Income from continuing operations	$0.51	$0.49	$0.45	$0.68	$2.12
Discontinued operations	(0.03)	(0.03)	(0.09)	(0.01)	(0.15)
Net income	$0.48	$0.46	$0.36	$0.67	$1.97

Dilutive net income per share:
Income from continuing operations	$0.51	$0.49	$0.45	$0.68	$2.12
Discontinued operations	(0.03)	(0.03)	(0.09)	(0.01)	(0.15)
Net income	$0.48	$0.46	$0.36	$0.67	$1.97

Dilutive average common and common equivalent shares outstanding	315.2	318.2	318.6	319.3	317.8

Aon Corporation

Segments  - Reclassification for Discontinued Operations

	2003
(millions)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
Revenue
Risk and insurance brokerage services
As reported	$1,374	$1,424	$1,370	$1,509	$5,677
Less: reclassification to discontinued operations	13	13	13	11	50
As reclassified	1,361	1,411	1,357	1,498	5,627
Consulting
As reported	282	294	286	331	1,193
Less: reclassification to discontinued operations	2	2	2	2	8
As reclassified	280	292	284	329	1,185
Insurance underwriting	709	692	742	740	2,883
Corporate and other
As reported	35	44	14	40	133
Less: reclassification to discontinued operations (1)	4	4	—	—	8
As reclassified	31	40	14	40	125
Intersegment revenues	(12)	(16)	(21)	(19)	(68)
Total	$2,369	$2,419	$2,376	$2,588	$9,752

Income (Loss) Before Income Tax and Minority Interest
Risk and insurance brokerage services
As reported	$230	$175	$187	$237	$829
Less: reclassification to discontinued operations	(4)	(5)	(5)	(6)	(20)
As reclassified	234	180	192	243	849
Consulting
As reported	20	21	20	47	108
Less: reclassification to discontinued operations	(1)	(1)	—	—	(2)
As reclassified	21	22	20	47	110
Insurance underwriting	63	64	58	11	196
Corporate and other
As reported	(57)	(15)	(28)	61	(39)
Less: reclassification to discontinued operations (1)	(7)	(9)	—	—	(16)
As reclassified	(50)	(6)	(28)	61	(23)
Total	$268	$260	$242	$362	$1,132

Income from continuing operations before income tax - margins
Risk and insurance brokerage services
As reported	16.7%	12.3%	13.6%	15.7%	14.6%
As reclassified	17.2%	12.8%	14.1%	16.2%	15.1%
Consulting
As reported	7.1%	7.1%	7.0%	14.2%	9.1%
As reclassified	7.5%	7.5%	7.0%	14.3%	9.3%

Insurance underwriting	8.9%	9.2%	7.8%	1.5%	6.8%

Total	11.3%	10.7%	10.2%	14.0%	11.6%

(1)           The auto finance servicing business was reclassified to discontinued operations in third quarter 2003.